Exhibit 21.1

LIST OF SUBSIDIARIES

          Set forth below is a list of all subsidiaries of the Company as of December 31, 2003 the assets and operations of which are included in the Consolidated Financial Statements of Nortek, Inc., except subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

NAME OF SUBSIDIARY	Jurisdiction
Nortek, Inc.	Delaware
Best S.p.A	Italy
Best Deutschland GmbH	Germany
Best France S.A	France
Broan-NuTone Canada, Inc.	Ontario, Canada
Venmar Ventilation Inc.	Quebec, Canada
Innergy Tech Inc.	Quebec, Canada
Venmar CES, Inc.	Saskatchewan, Canada
Venmar Ventilation (H.D.H.) Inc.	Quebec, Canada
Broan-NuTone LLC	Delaware
Aubrey Manufacturing, Inc.	Delaware
NuTone Inc.	Delaware
Rangaire LP	Delaware
Eaton-Williams Holding Limited	United Kingdom
Elektromec S.p.A	Italy
Jensen Industries, Inc.	Delaware
LaConue International, Inc.	Delaware
Linear LLC	California
Elan Home Systems, L.L.C	Kentucky
Linear H.K. Manufacturing Ltd.	Hong Kong
Multiplex Technology, Inc.	California
Operator Specialty Company, Inc.	Michigan
SpeakerCraft, Inc.	Delaware
We Monitor America Incorporated	Colorado
Xantech Corporation	California
Nordyne Inc.	Delaware
Governair Corporation	Oklahoma
Mammoth, Inc.	Delaware
Mammoth China, Ltd.	Delaware
Temtrol, Inc.	Oklahoma
Ventrol Air Handling Systems Inc.	Quebec, Canada
Webco, Inc.	Missouri
*Ply Gem Industries, Inc.	Delaware
*Great Lakes Window, Inc.	Ohio
*Napco Window Systems, Inc.	Delaware
*Kroy Building Products, Inc.	Delaware
*Napco, Inc.	Delaware
*Thermal-Gard, Inc.	Pennsylvania
*Variform, Inc.	Missouri

*      The stock of the Companies marked with an asterisk was sold to an unrelated third party pursuant to the terms of a Stock Purchase Agreement dated December 19, 2003. The transaction was completed on February 12, 2004.